Exhibit 99.1
Contact: Marc Cannon
(954) 769-3146
Cannonm@autonation.com
AutoNation Supports Chrysler Consolidation Plan
Chairman and CEO sees AutoNation well positioned in wake of Chrysler developments
     FORT LAUDERDALE, Fla. (May 14, 2009) — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it will be closing seven Chrysler dealerships. As part of the dealer consolidation plan filed by Chrysler today in its bankruptcy, approximately 789 Chrysler dealerships will be closed nationwide. The AutoNation stores that will be closed by the consolidation plan represented only 1% of AutoNation’s 2008 operating income. AutoNation does not believe that any one-time charges that may be associated with these actions will be material to its continuing operations or debt covenants.
     Commenting on the consolidation plan, Mike Jackson, Chairman and Chief Executive Officer, said, “We believe Chrysler’s consolidation plan is a difficult but positive step forward for Chrysler and the automotive retail industry. Dealer consolidation is a necessary measure in today’s automotive industry and will strengthen America’s dealer network and improve dealer profitability over the long term.”
     Mr. Jackson commented further, “The consolidation plan is consistent with AutoNation’s long-term strategy that we implemented in 2000 to consolidate domestic dealerships and realign our brand mix more towards import and premium luxury franchises. With our financial and operational strength and diversified brand mix, we are well-positioned to succeed in the rapidly changing automotive retail landscape.”
About AutoNation, Inc.
     AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and has been named America’s Most Admired Automotive Retailer by FORTUNE Magazine in five of the last seven years. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 289 new vehicle franchises in 15 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 70,000 vehicles are available for sale along with AutoNation’s E-Vehicle program.
FORWARD-LOOKING STATEMENTS
     Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements.